Exhibit 23.1

Deloitte & Touche LLP 100 Kimball Drive Parsippany, NJ 07054 USA Tel: 973 602 6000 Fax: 973 602 5050 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 18, 2020, relating to the consolidated financial statements of Verisk Analytics, Inc., and the effectiveness of the Verisk Analytics, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

March 26, 2020